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Filed Pursuant to Rule 424(b)5
Registration No. 333-123505

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus dated April 4, 2005)

3,922,187 Shares

Asbury Automotive Group, Inc.

Common Stock

        The selling stockholders are offering all of the shares of common stock offered by this prospectus supplement. Asbury Automotive Group, Inc. ("Asbury") will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

        The common stock is quoted on the New York Stock Exchange under the symbol "ABG". The last reported sale price of our common stock on May 9, 2007 was $27.97 per share.

        Investing in the common stock involves risks that are described in "Risk Factors" beginning on page S-3 of this prospectus supplement.

        The underwriter is offering the common stock as set forth under "Underwriting."

        The underwriter will purchase the shares of our common stock from the selling stockholders at a price of $26.92 per share, resulting in aggregate proceeds to the selling stockholders of $105,585,274, before expenses.

        The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The common stock will be ready for delivery on or about May 15, 2007.

Merrill Lynch & Co.

The date of this prospectus supplement is May 10, 2007.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus, dated April 4, 2005

Manufacturer Disclaimer	i
Risk Factors	2
Forward-looking Statements	13
Use of Proceeds	14
Description of Capital Stock	15
Selling Stockholders	19
Plan of Distribution	21
Available Information	24
Incorporation by Reference	24
Validity of the Shares	25
Experts	25

MANUFACTURER DISCLAIMER

        No manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus supplement or the accompanying prospectus, the documents incorporated by reference herein or in the offering being made hereby. No manufacturer or distributor has been authorized to make any statements or representations in connection with this prospectus supplement or the accompanying prospectus, and no manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus supplement or the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus", we are referring to both parts combined, and when we refer to the "accompanying prospectus", we are referring to the base prospectus only.

        If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information we have incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus supplement, "we", "our", "us", and "Asbury" refer to Asbury Automotive Group, Inc.

OUR COMPANY

        Asbury Automotive Group, Inc. is a national automotive retailer, operating 115 franchises (88 dealership locations) in 21 metropolitan markets within 10 states as of the date of this prospectus supplement. We offer an extensive range of automotive products and services, including new and used vehicles, vehicle maintenance, replacement parts, collision repair services, and financing, insurance and service contracts. We offer 33 domestic and foreign brands of new vehicles, including four heavy truck brands. We also operate 23 collision repair centers that serve our markets.

        Our retail network is currently organized into four regions and includes nine dealership groups, each marketed under different local brands: (i) Florida (comprising our Coggin dealerships, operating primarily in Jacksonville and Orlando, and our Courtesy dealerships operating in Tampa), (ii) West (comprising our McDavid dealerships operating throughout Texas and our California dealerships operating in Los Angeles, Sacramento and Fresno), (iii) Mid-Atlantic (comprising our Crown dealerships operating in North Carolina, South Carolina and Southern Virginia) and (iv) South (comprising our Nalley dealerships operating in Atlanta, Georgia, and our North Point dealerships operating in Little Rock, Arkansas). Our Plaza dealerships operating in St. Louis, Missouri and our Gray Daniels dealerships operating in Jackson, Mississippi remain standalone operations.

        Our principal executive offices are located at 622 Third Avenue, 37th Floor, New York, New York 10017. Our telephone number is (212) 885-2500. Information contained on our web site or that can be accessed through our web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus. You should not consider information contained on our web site or that can be accessed through our web site to be part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered	3,922,187 shares by the selling stockholders.
Common stock outstanding as of May 7, 2007	32,431,208 shares.
Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders.
New York Stock Exchange symbol	ABG.
Transfer Agent and Registrar	Computershare Trust Company, N.A.
Risk Factors	For a discussion of certain risks that should be considered in connection with an investment in our common stock, see the description of risks set forth in "Risk Factors" in this prospectus supplement or otherwise incorporated in this prospectus supplement.

RISK FACTORS

        The risk factors discussed below and under the heading "Risk Factors" in the accompanying prospectus and incorporated by reference from our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, describe the material risks of an investment in the offered securities and should be carefully considered by all potential investors.

        We may not be able to pay or maintain dividends and the failure to do so could adversely affect our share price.

        On May 4, 2007, our board of directors approved a quarterly cash dividend of $0.20 per common share. The cash dividend is payable on May 25, 2007, to stockholders of record as of May 11, 2007. Therefore, purchasers of shares pursuant to the offering are not eligible to receive this quarterly cash dividend. These dividends may not be indicative of the amount of any future dividends. We intend to continue to pay regular quarterly dividends to our stockholders. Our ability to pay, maintain or expand cash dividends to our stockholders and to execute our dividend payment strategy is subject to the discretion of our board of directors and will depend on many factors, including, among other things, our ability to operate profitably, our earnings, capital requirements, general business conditions, our liquidity and other factors considered relevant by our board of directors. In addition, certain covenants in the agreements governing our Committed Credit Facility and the indentures governing our debt restrict our ability to pay dividends. Furthermore, any shares of our common stock issuable upon conversion of our Convertible Notes and any new shares of common stock issued otherwise will substantially increase the cash required to continue to pay cash dividends at current levels. Any common or preferred stock that may be issued in the future to finance acquisitions, upon exercise of stock options or other equity incentives, would have a similar effect, and may hinder our ability to pay cash dividends. The failure to maintain or pay dividends could adversely affect our share price.

USE OF PROCEEDS

        All of the shares of our common stock offered by this prospectus supplement will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is traded on the New York Stock Exchange under the symbol "ABG". The following table shows the high and low closing sales price per share of our common stock as reported by the New York Stock Exchange.

	High	Low	Dividends Per Share
Fiscal Year Ended December 31, 2005
First Quarter	$17.39	$13.86
Second Quarter	15.89	13.71
Third Quarter	18.00	15.33
Fourth Quarter	17.93	15.84
Fiscal Year Ended December 31, 2006
First Quarter	$20.55	$16.11
Second Quarter	22.15	19.27
Third Quarter	21.37	20.00	$0.20 (paid August 24, 2006)
Fourth Quarter	26.08	20.65	$0.20 (paid November 16, 2006)
Fiscal Year Ending December 31, 2007
First Quarter	$28.50	$22.94	$0.20 (paid February 9, 2007)
Second Quarter (through May 9, 2007)	29.82	26.90	$0.20 (to be paid May 25, 2007)

        On May 9, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $27.97 per share, and there were approximately twenty-five record holders of our common stock.

        On May 4, 2007, our board of directors approved a quarterly cash dividend of $0.20 per common share. The cash dividend is payable on May 25, 2007, to stockholders of record as of May 11, 2007. Therefore, purchasers of shares pursuant to the offering are not eligible to receive this quarterly cash dividend. Certain covenants in the agreements governing our Committed Credit Facility and the indentures governing our debt prohibit us from declaring or paying cash dividends or other distributions to our stockholders if certain conditions in such covenants are not met. Any future change in our dividend policy will be made at the discretion of our board of directors and will depend on then applicable contractual restrictions contained in our financing credit facilities and other agreements, our results of operations, earnings, capital requirements and other factors considered relevant by our board of directors. See "Risk Factors—We may not be able to pay or maintain dividends and the failure to do so could adversely affect our share price" on page S-3.

SELLING STOCKHOLDERS

        Certain funds and certain affiliates of funds affiliated with Freeman Spogli & Co. are the selling stockholders in this offering. Set forth below are the shares presently held by such selling stockholders, and the shares offered hereby on their behalf and to be owned on their behalf after the offering.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering
			Shares Offered Hereby
	Shares	Percent(1)		Shares	Percent(1)
Freeman Spogli & Co.(2)
FS Equity Partners III, L.P.	1,512,912	4.66%	1,512,912	—	—
MCC International Holdings II, LTD.	61,373	0.19%	61,373	—	—
FS Equity Partners IV, L.P.	2,206,771	6.80%	2,206,771	—	—
FS Asbury Inc.	141,131	0.44%	141,131	—	—

Total	3,922,187	12.09%	3,922,187	—	—

(1)
Based on 32,431,208 shares of our common stock outstanding (net of 2,836,706 treasury shares) as of May 7, 2007, the record date. This amount does not include (i) 1,125,038 options exercisable within 60 days after the record date and (ii) 86,137 shares of unvested restricted stock that carry voting rights.

(2)
FS Equity Partners III, L.P., MCC International Holdings II, LTD., FS Equity Partners IV, L.P. and FS Asbury Inc. are the record owners of such shares. As the sole stockholder of MCC International Holdings II, LTD., FS Equity Partners International L.P. beneficially owns all of the Asbury common stock held by MCC International Holdings II, LTD. As the sole stockholder of FS Asbury Inc., FS Equity Partners IV, L.P. beneficially owns all of the Asbury common stock held by FS Asbury Inc. FS Equity Partners III L.P., FS Equity Partners International L.P. and FS Equity Partners IV, L.P. are investment funds affiliated with Freeman Spogli & Co. The business address of Freeman Spogli & Co., FS Equity Partners III, L.P., FS Asbury Inc. and FS Equity Partners IV, L.P. is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International L.P. and MCC International Holdings II, LTD. is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

UNDERWRITING

        Asbury, the selling stockholders and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 3,922,187 shares.

        The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

        The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

        The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The difference between the price at which the underwriter purchases shares from us and the price at which the underwriter resells such shares, which may include a commission equivalent of up to $0.05 per share to be paid by the underwriter, may be deemed underwriting compensation.

        Asbury and Asbury's named executive officers and directors have agreed with the underwriter that they will not, without the prior consent of the underwriter, dispose of any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through May 31, 2007, subject to an exception that permits Asbury to issue a number of shares equal to 10% of the total number of common shares outstanding immediately after this offering in connection with acquisitions, provided that the recipients of those shares agree to be bound by the lock-up provisions for the duration thereof. These lock-up agreements do not apply to grants by Asbury under existing employee benefit plans.

        In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter will need to close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

        Purchases to cover a short position, as well as other purchases by the underwriter for their own accounts, may have the effect of preventing or retarding a decline in the market price of Asbury's stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to Asbury; and

          (b)   it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

          (c)   in any other circumstances which do not require the publication by Asbury of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        Asbury and the selling stockholders estimate that their share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $200,000.

        Asbury and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

        The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Asbury, for which it received or will receive customary fees and expenses.

INCORPORATION BY REFERENCE

        We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K) until all of the shares of common stock offered by this prospectus supplement are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

  •
  Annual Report on Form 10-K/A for the year ended December 31, 2006, filed on March 12, 2007;

  •
  Proxy Statement filed on March 30, 2007;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 9, 2007; and

  •
  Current Reports on Form 8-K filed on January 2, 2007, January 18, 2007, February 15, 2007, February 26, 2007, February 28, 2007, March 13, 2007, March 30, 2007 and May 9, 2007.

        Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supercedes the statement. Any such statement or document so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Asbury Automotive Group, Inc.
622 Third Avenue
37th Floor
New York, New York 10017
Telephone: (212) 885-2500

VALIDITY OF THE SHARES

        The validity of the shares of common stock offered hereby will be passed upon for us by Lynne A. Burgess, our general counsel, and by Cravath, Swaine & Moore LLP, New York, New York, and for the underwriter, by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2006, filed on Form 10-K/A on March 12, 2007, and incorporated by reference in this prospectus supplement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2007 and 2006, which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

23,355,445 Shares

Common Stock

        The Selling Stockholders identified in this prospectus may offer and sell, from time to time, in one or more offerings, the common stock described herein. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

        Asbury will not receive any of the proceeds from sales of the shares of common stock by the selling stockholders covered by this prospectus.

        The distribution of the common stock by these selling stockholders may be effected from time to time, including:

  •
  in underwritten public offerings;

  •
  in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

  •
  to or through brokers or dealers who may act as principal or agent; or

  •
  in one or more negotiated transactions.

        The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See "Plan of Distribution" for a further description of how the selling stockholders may dispose of the shares covered by this prospectus.

        The common stock is listed on the New York Stock Exchange under the symbol "ABG". The last reported sale price of the common stock on March 29, 2005 was $15.03 per share.

        See "Risk Factors" on page 2 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 4, 2005.

MANUFACTURER DISCLAIMER

        No manufacturer or distributor has been involved, directly or indirectly, in the preparation of this prospectus, the documents incorporated by reference herein or in the offering being made hereby. No manufacturer or distributor has been authorized to make any statements or representations in connection with this prospectus, and no manufacturer or distributor has any responsibility for the accuracy or completeness of this prospectus.

i

Our Company

        We are one of the largest automotive retailers in the United States, operating 130 franchises at 94 dealership locations as of March 9, 2005. We offer our customers an extensive range of automotive products and services including new and used vehicles and related financing, vehicle maintenance and repair services, replacement parts and warranty, insurance and extended service contracts. For the year ended December 31, 2004, our revenues were approximately $5.3 billion and our net income was approximately $50.1 million.

        Our principal executive offices are located at 622 Third Avenue, 37th Floor, New York, New York 10017. Our telephone number is (212) 885-2500. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus. You should not consider information contained on our website or that can be accessed through our website to be part of this prospectus.

RISK FACTORS

        You should carefully consider the following risks and other information in this prospectus and any prospectus supplement and information incorporated herein by reference before deciding to invest in our common stock. If any of the following risks and uncertainties actually occur, our business' financial condition or operating results may be materially and adversely affected. In this event, the trading price of our common stock may decline and you may lose part or all of your investment.

Risk Factors Related To Our Dependence On Vehicle Manufacturers

If we fail to obtain renewals of one or more of our dealer agreements on favorable terms, if certain of our franchises are terminated, or if certain manufacturers' rights under their agreements with us are triggered, our operations may be adversely affected.

        Each of our dealerships operates under the terms of a dealer agreement with the manufacturer (or manufacturer-authorized distributor) of each new vehicle brand it carries. Our dealerships may obtain new vehicles from manufacturers, sell new vehicles and display vehicle manufacturers' trademarks only to the extent permitted under dealer agreements. As a result of the terms of our dealer agreements and our dependence on these franchise rights, manufacturers exercise a great deal of control over our day-to-day operations and the terms of our dealer agreements govern key aspects of our operations, acquisition strategy and capital spending.

        Most of our dealer agreements provide the manufacturer with the right to terminate the agreement or refuse to renew it after the expiration of the term of the agreement under specified circumstances. We cannot assure you we will be able to renew any of our existing dealer agreements or that we will be able to obtain renewals on favorable terms. Specifically, many of our dealer agreements provide that the manufacturer may terminate the agreement or direct us to divest the subject dealership if there is a change of control of the dealership. Some of our dealer agreements also provide the manufacturer with the right of first refusal to purchase from us any franchise we seek to sell. Provisions such as these may provide manufacturers with superior bargaining positions in the event that they seek to terminate our dealer agreements or renegotiate the agreements on terms that are disadvantageous to us. Our results of operations may be materially and adversely affected to the extent that our franchise rights become compromised or our operations restricted due to the terms of our dealer agreements or if we lose franchises representing a significant source of our revenues.

        In addition, we have agreements with Toyota which provide that in the event that our payment obligations under our credit facility or our 9% Senior Subordinated Notes due 2012 (the "9% Notes") are accelerated or demand for payment is made under our subsidiaries' guarantees of the credit facility or our 9% Notes, Toyota will have the right to purchase our Toyota and Lexus dealerships for cash at their fair market value, unless the acceleration or demand is waived within a cure period of no less than 30 days after Toyota's notification of its intent to exercise its right to purchase. If fair market value cannot be agreed by the parties, it will be determined by an independent nationally recognized and experienced appraiser. We also have an agreement with Ford that provides if any of the lenders of our credit facility or floor plan facilities accelerate those payment obligations, or if we are notified of any default under our credit facility, then Ford may exercise its right to acquire our Ford, Lincoln and Mercury dealerships for their fair market value.

Our failure to meet manufacturer consumer satisfaction, financial or sales performance requirements may adversely affect our ability to acquire new dealerships and our profitability.

        Many manufacturers attempt to measure customers' satisfaction with their experience in our sales and service departments through rating systems that are generally known as consumer satisfaction indexes ("CSI"), augmenting manufacturers' monitoring of dealerships' financial and sales performance. At the time we acquire a dealership or enter into a new dealership or framework agreement, several manufacturers establish certain sales or performance criteria for that dealership, in some cases in the form of a business plan. In the event that that dealership is unable to meet these goals, we may be prevented from making future acquisitions, which would have an adverse effect on our ability to grow. Manufacturers may use these performance indicators, as well as sales performance numbers, as factors in evaluating applications for acquisitions. The components of these performance indicators have been modified by various manufacturers from time to time in the past, and we cannot assure you that these components will not be further modified or replaced by different systems in the future. Some of our dealerships have had difficulty from time to time meeting these standards. We cannot assure you that we will be able to comply with these standards in the future. A manufacturer may refuse to consent to our acquisition of one of its franchises if it determines our dealerships do not comply with its performance standards. This may impede our ability to execute our acquisition strategy. In addition, we receive payments from certain manufacturers based, in part, on CSI scores, and future payments may be materially reduced or eliminated if our CSI scores decline.

Manufacturers' restrictions on acquisitions may limit our future growth.

        We are generally required to obtain manufacturer consent before we can acquire any additional dealerships. In addition, many of our dealer agreements and the additional provisions contained in supplemental agreements, framework agreements, dealer addenda and manufacturers' policies, collectively referred to as "framework agreements", require that we meet certain customer service and sales performance standards as a condition to additional dealership acquisitions. We cannot assure you that we will meet these performance standards and that manufacturers will consent to future acquisitions, which may deter us from being able to take advantage of market opportunities and restrict our ability to expand our business. The process of applying for and obtaining manufacturer consents can take a significant amount of time, generally 60 to 90 days or more. Delays in consummating acquisitions caused by this process may negatively affect our ability to acquire dealerships that we believe will produce acquisition synergies and integrate well to our overall growth strategy. In addition, manufacturers typically establish minimum capital requirements for each of their dealerships on a case-by-case basis. As a condition to granting consent to a proposed acquisition, a manufacturer may require us to remodel and upgrade our facilities and capitalize the subject dealership at levels we would not otherwise choose, causing us to divert our financial resources from uses that management believes may be of higher long-term value to us. Furthermore, the exercise by manufacturers of their right of first refusal to acquire a dealership may prevent us from acquiring dealerships that we have identified as important to our growth, thereby having an adverse affect on our business.

        Many vehicle manufacturers place limits on the total number of franchises that any group of affiliated dealerships may obtain. Certain manufacturers place limits on the number of franchises or share of total brand vehicle sales maintained by an affiliated dealership group on a national, regional or local basis. Manufacturers may also tailor these types of restrictions to particular dealership groups. Because of our current franchise mix, we are close to our franchise ceilings with Toyota, Lexus, Acura and Jaguar. If we reach the franchise limits, we may be prevented from making further acquisitions, which could affect our growth. While we have not reached a numerical limit with Ford, we have a dispute over whether our performance should limit additional acquisitions at this time. However, we do not believe our inability to acquire additional Ford dealerships will have a material affect on our business.

If state dealer laws are repealed, weakened or superseded by our framework agreements with manufacturers, our dealerships will be more susceptible to termination, non-renewal or renegotiation of their dealer agreements.

        State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth "good cause" and stating the grounds for termination or non-renewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturers' criteria within the notice period to avoid the termination or non-renewal. Though unsuccessful to date, manufacturers' lobbying efforts may lead to the repeal or revision of state dealer laws. We have framework agreements with certain of our manufacturers. Among other provisions, these agreements attempt to limit the protections available to dealers under state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealers to renew their dealer agreements upon expiration. In addition, in some states these laws restrict the ability of automobile manufacturers to compete directly in the retail market in the future. If manufacturers obtain the ability to directly retail vehicles and do so in our markets, such competition could have a material adverse effect on us.

Manufacturers' restrictions regarding a change in our stock ownership may result in the termination or forced sale of our franchises, which could have a material adverse effect on our ability to grow and may adversely impact the value of our common stock.

        Some of our dealer agreements with manufacturers prohibit transfers of any ownership interests of a dealership or, in some cases, its parent, without manufacturer consent. Our agreements with several manufacturers provide that, under certain circumstances, we may lose (either through termination or forced sale) the franchise if a person or entity acquires an ownership interest in us above a specified level (ranging from 20% to 50% depending on the particular manufacturer's restrictions) or if a person or entity acquires the right to vote 20% or more of our common stock without the approval of the applicable manufacturer. This trigger level can fall to as low as 5% if another vehicle manufacturer or a person with a criminal record is the entity acquiring the ownership interest or voting rights.

        One manufacturer, Toyota, in addition to imposing the restrictions previously mentioned, provides that we may be required to sell our Toyota franchises (including Lexus) if without its consent there is a change of control of us.

        Violations by our stockholders of these ownership restrictions are generally outside of our control and may result in the termination or non-renewal of our dealer and framework agreements or forced sale of one or more franchises, which may have a material adverse effect on us. These restrictions may also prevent or deter prospective acquirers from acquiring control of us and, therefore, may adversely impact the value of our common stock. We currently intend to seek the consent of Toyota or other manufacturers before any offering of shares pursuant to this prospectus or a prospectus supplement that, without such consent, would be a violation of these Toyota or other manufacturers' restrictions.

Our dealers depend upon vehicle sales and, therefore, their success depends in large part upon customer demand for the particular vehicle lines they carry.

        The success of our dealerships depends in large part on the overall success of the vehicle lines they carry. New vehicle sales generate the majority of our total revenue and lead to sales of higher-margin products and services, such as finance and insurance products and parts and service operations. Although we have sought to limit our dependence on any one vehicle brand, we have focused our new vehicle sales operations in mid-line import and luxury brands.

        For the year ended December 31, 2004, brands representing 5% or more of our revenues from new vehicle retail sales were as follows:

Brand	% of Total New Vehicle Retail Sales
Honda	18%
Nissan	10%
Ford	9%
Toyota	8%
Mercedes-Benz	7%
BMW	6%
Lexus	5%

        No other brand accounted for more than 5% of our total new vehicle retail sales revenue for the year ended December 31, 2004.

If we fail to obtain a desirable mix of popular new vehicles from manufacturers, our profitability will be negatively impacted.

        We depend on manufacturers to provide us with a desirable mix of popular new vehicles. Typically, popular vehicles produce the highest profit margins but tend to be the most difficult to obtain from manufacturers. Manufacturers generally allocate their vehicles among their franchised dealerships based on the sales history of each dealership. If our dealerships experience prolonged sales slumps, those manufacturers will cut back their allotments of popular vehicles to our dealerships and new vehicle sales and profits may decline.

If automobile manufacturers discontinue incentive programs, our sales volumes may be materially and adversely affected.

        Our dealerships depend on manufacturers for certain sales incentives, warranties and other programs that are intended to promote and support new vehicle sales. Manufacturers often make many changes to their incentive programs during each year. Some key incentive programs include:

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  customer rebates on new vehicles;

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  dealer incentives on new vehicles;

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  special financing or leasing terms; and

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  warranties on new and used vehicles.

        A reduction or discontinuation of key manufacturers' incentive programs may reduce our new vehicle sales volume resulting in decreased vehicle sales and related revenues.

Adverse conditions affecting one or more manufacturers may negatively impact our profitability.

        The success of each of our dealerships depends to a great extent on vehicle manufacturers':

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  financial condition;

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  marketing efforts;

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  vehicle design;

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  production capabilities;

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  reputation;

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  management; and

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  labor relations.

Adverse conditions affecting these and other important aspects of manufacturers' operations and public relations may adversely affect our ability to market their automobiles to the public and, as a result, significantly and detrimentally affect our profitability.

Risks Related To Our Acquisition Strategy

If we are unable to acquire and successfully integrate additional dealerships, we will be unable to realize desired results from our growth through acquisition strategy and acquired operations will drain resources from comparatively profitable operations.

        We believe that the automobile retailing industry is a mature industry in which we expect relatively slow growth in industry unit sales. Accordingly, we believe that our future growth depends in large part on our ability to acquire additional dealerships, manage expansion, control costs in our operations and consolidate acquired dealerships into our organization. In pursuing our strategy of acquiring other dealerships, we face risks commonly encountered with growth through acquisitions. These risks include, but are not limited to:

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  failing to obtain manufacturers' consents to acquisitions of additional franchises;

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  incurring significant transaction related costs for both completed and failed acquisitions;

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  incurring significantly higher capital expenditures and operating expenses;

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  failing to integrate the operations and personnel of the acquired dealerships;

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  incurring undiscovered liabilities at acquired dealerships;

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  disrupting our ongoing business and diverting our management resources;

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  impairing relationships with employees, manufacturers and customers as a result of changes in management; and

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  incorrectly valuing acquired entities.

        We may not adequately anticipate all the demands that our growth will impose on our personnel, procedures and structures, including our financial and reporting control systems, data processing systems and management structure. Moreover, our failure to retain qualified management personnel at any acquired dealership may increase the risk associated with integrating the acquired dealership. If we cannot adequately anticipate and respond to these demands, we may fail to realize acquisition synergies and our resources will be focused on incorporating new operations into our structure rather than on areas that may be more profitable. If we incorrectly value acquisition targets or fail to successfully integrate acquired businesses we may be required to take write downs of the goodwill attributed to the acquired businesses, which could be significant. See "Risk Factors Related to our Dependence on Vehicle Manufacturers—Manufacturers' restrictions on acquisitions may limit our future growth."

We may be unable to capitalize on acquisition opportunities because of financing constraints.

        We have substantial indebtedness and, as a result, significant debt service obligations. Our substantial indebtedness could limit the future availability of debt financing to fund acquisitions. We would like the ability to finance our platform acquisitions in part by issuing shares of our common stock. The extent to which we will be able or willing to issue common stock for acquisitions will depend on the market value of our common stock from time to time and the willingness of potential acquisition candidates to accept common stock as part of the consideration for the sale of their businesses. We may also be prevented from issuing shares of common stock to finance acquisitions because of manufacturers' stock ownership restrictions under our dealer agreements. See "Risk Factors Related to our Dependence on Vehicle Manufacturers—Manufacturers' restrictions regarding a change in our stock ownership may result in the termination or forced sale of our franchises, which could have a material adverse effect on our ability to grow and may adversely impact the value of our common stock."

        We cannot assure you that we will be able to obtain additional capital in the future by issuing stock or additional debt securities, and using cash to complete acquisitions may substantially limit our operating or financial flexibility or our ability to meet our debt service obligations. Furthermore, if we are unable to obtain financing on acceptable terms, we may be required to reduce the scope of our presently anticipated expansion, which may materially and adversely affect our growth strategy.

The competition with other dealer groups to acquire automotive dealerships is intense, and we may not be able to fully implement our growth through acquisition strategy if attractive targets are acquired by competing groups or priced out of our reach due to competitive pressures.

        We believe that the United States automotive retailing market is fragmented and offers many potential acquisition candidates that meet our targeting criteria. However, we compete with several other national, regional and local dealer groups, some of which may have greater financial and other resources. Competition with existing dealer groups and dealer groups formed in the future for attractive acquisition targets may result in fewer acquisition opportunities and increased acquisition costs. We will have to forego acquisition opportunities to the extent that we cannot negotiate acquisitions on acceptable terms.

Risks Related To Competition

Substantial competition in automobile sales and services may adversely affect our profitability.

        The automotive retailing and servicing industry is highly competitive with respect to price, service, location and selection. Our competition includes:

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  franchised automobile dealerships in our markets that sell the same or similar new and used vehicles that we offer;

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  other national or regional affiliated groups of franchised dealerships;

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  privately negotiated sales of used vehicles;

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  Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers;

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  sales of used vehicles by rental car companies;

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  service center chain stores; and

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  independent service and repair shops.

        We do not have any cost advantage in purchasing new vehicles from manufacturers. We typically rely on advertising, merchandising, sales expertise, service reputation and dealership location to sell new and used vehicles. Our dealer agreements do not grant us the exclusive right to sell a manufacturer's product within a given geographic area. Our revenues or profitability may be materially and adversely affected if competing dealerships expand their market share or are awarded additional franchises by manufacturers that supply our dealerships.

Risks Related To The Automotive Industry

Our business will be harmed if overall consumer demand suffers from a severe or sustained downturn.

        Our business is heavily dependent on consumer demand and preferences. Our revenues will be materially and adversely affected if there is a severe or sustained downturn in overall levels of consumer spending. Retail vehicle sales are cyclical and historically have experienced periodic downturns characterized by oversupply and weak demand. These cycles are often dependent on general economic conditions and consumer confidence, as well as the level of discretionary personal income, credit availability and interest rates. Future recessions may have a material adverse effect on our retail business, particularly sales of new and used automobiles. In addition, severe or sustained increases in gasoline prices may lead to a reduction in automobile purchases or a shift in buying patterns from luxury/SUV models (which typically provide higher profit margins to retailers) to smaller, more economical vehicles (which typically have lower margins).

Our business may be adversely affected by unfavorable conditions in our local markets, even if those conditions are not prominent nationally.

        Our performance is also subject to local economic, competitive and other conditions prevailing in our various geographic areas. Our dealerships currently are located in the Atlanta, Austin, Chapel Hill, Charlotte, Charlottesville, Dallas-Fort Worth, Fayetteville, Fort Pierce, Fresno, Greensboro, Greenville, Houston, Jackson, Jacksonville, Little Rock, Los Angeles, Orlando, Portland, Rancho Santa Margarita, Richmond, Sacramento, St. Louis and Tampa markets and our results of operations therefore depend substantially on general economic conditions and consumer spending levels in those areas.

The seasonality of the automobile retail business magnifies the importance of our second and third quarter results.

        The automobile industry is subject to seasonal variations in revenues. Demand for automobiles is generally lower during the first and fourth quarters of each year. Accordingly, we expect our revenues and operating results generally to be lower in our first and fourth quarters than in our second and third quarters. If conditions surface during the second or third quarters that retard automotive sales, such as severe weather in the geographic areas in which our dealerships operate, war, high fuel costs, depressed economic conditions or similar adverse conditions, our revenues for the year will be disproportionately adversely affected.

Our business may be adversely affected by import product restrictions and foreign trade risks that may impair our ability to sell foreign vehicles or parts profitably.

        A significant portion of our new vehicle business involves the sale of vehicles, parts or vehicles composed of parts that are manufactured outside the United States. As a result, our operations are subject to customary risks of importing merchandise, including fluctuations in the relative values of currencies, import duties, exchange controls, trade restrictions, work stoppages and general political and socio-economic conditions in other countries. The United States or the countries from which our products are imported may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs, which may affect our operations and our ability to purchase imported vehicles and/or parts at reasonable prices.

Other Risks Related To Our Business

Our substantial leverage could adversely affect our ability to operate our business and adversely impact our compliance with our credit facility and other debt covenants.

        We are highly leveraged and have significant debt service obligations. As of December 31, 2004, we had total debt of $529.2 million, excluding floor plan notes payable. In addition, we and our subsidiaries may incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes, subject to the restrictions contained in our credit facility and the indentures governing our 9% Notes and our 8% Senior Subordinated Notes due 2014 (the "8% Notes"). We will have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

        In addition, the operating and financial restrictions and covenants in our debt instruments, including our credit facility and the indentures under our 9% Notes and our 8% Notes, may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. In particular, our credit facility requires us to maintain certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of the covenants in our debt instruments or our inability to comply with the required financial ratios could result in an event of default, which, if not cured or waived, could have a material adverse effect on us. In the event of any default under our credit facility, the Lenders thereunder could accelerate the payment of all borrowings outstanding, together with accrued and unpaid interest and other fees, and require us to apply all of our available cash to repay these borrowings or prevent us from making debt service payments on our 9% Notes and our 8% Notes, any of which would be an event of default under the respective indentures for such Notes. Our substantial debt service obligations could increase our vulnerability to adverse economic or industry conditions.

Our capital costs and our results of operations may be materially and adversely affected by a rising interest rate environment.

        We generally finance our purchases of new vehicle inventory and have the ability to finance the purchase of used vehicle inventory using floor plan credit facilities under which we are charged interest at floating rates. In addition, we obtain capital for general corporate purposes, dealership acquisitions and real estate purchases and improvements under predominantly floating interest rate credit facilities. Therefore, excluding the potential mitigating effects from interest rate hedging techniques, our interest expenses will rise with increases in interest rates. Rising interest rates are generally associated with increasing macroeconomic business activity and improvements in gross domestic product. However, rising interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of our business, particularly new and used vehicle sales, because many of our customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing our costs and reducing our revenues. Given our debt composition as of December 31, 2004, each one percent increase in market interest rates would increase our total annual interest expense, including floor plan interest, by $9.0 million.

        We receive interest credit assistance from certain automobile manufacturers, which is reflected as a reduction in the cost of inventory on the balance sheet. Although we can provide no assurance as to the amount of future floor plan credits, it is our expectation, based on historical experience, that an increase in prevailing interest rates would result in increased interest credit assistance from certain automobile manufacturers.

Governmental regulations and environmental regulation compliance costs may adversely affect our profitability.

        We are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, consumer protection and privacy laws, wage and hour, anti-discrimination and other employment practices laws, and environmental requirements governing, among other things, discharges into the air and water, aboveground and underground storage of petroleum substances and chemicals, handling and disposal of wastes and remediation of contamination arising from spills and releases. If we or our employees at the individual dealerships violate these laws and regulations, we may be subject to civil and criminal penalties, or a cease and desist order may be issued against our operations that are not in compliance. Our future acquisitions may also be subject to governmental regulation, including antitrust reviews. Future laws and regulations relating to our business may be more stringent than current laws and regulations and require us to incur significant additional costs.

Our business and financial results may be adversely affected by claims alleging violations of laws and regulations related to our advertising, sales, and finance and insurance activities.

        Our business is highly regulated. In the past several years, private plaintiffs and state attorneys general have increased their scrutiny of advertising, sales, and finance and insurance activities in the sale and leasing of motor vehicles. The conduct of our business is subject to numerous federal, state and local laws and regulations regarding unfair, deceptive and/or fraudulent trade practices (including advertising, marketing, sales, insurance, repair and promotion practices), truth-in-lending, consumer leasing, fair credit practices, equal credit opportunity, privacy, insurance, motor vehicle finance, installment finance, closed-end credit, usury and other installment sales. Vehicle lessors could be subject to claims of negligent leasing in connection with their lessees' vehicle operation. We could be susceptible to such claims or related actions if we fail to operate our business in accordance with practices designed to avert such liability. Claims arising out of actual or alleged violations of law may be asserted against us or any of our dealers by individuals, either individually or through class actions, or by governmental entities in civil or criminal investigations and proceedings. Such actions may expose us to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including suspension or revocation of our licenses and franchises to conduct dealership operations.

The loss of key personnel may adversely affect our business.

        Our success depends to a significant degree upon the continued contributions of our management team, particularly our senior management and service and sales personnel. Manufacturer dealer agreements may require the prior approval of the applicable manufacturer before any change is made in dealership general managers. The loss of the services of one or more of these key employees may materially impair the efficiency and productivity of our operations.

        In addition, we may need to hire additional managers as we expand. Potential acquisitions are viable to us only if we are able to retain experienced managers or obtain replacement managers should the owner/manager retire. The market for qualified employees in the industry and in the regions in which we operate, particularly for general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs during periods of low unemployment. The loss of the services of key employees or the inability to attract additional qualified managers may adversely affect the ability of our dealerships to conduct their operations in accordance with the standards set by our headquarters management.

        We depend on our executive officers as well as other key personnel. Not all our key personnel are bound by employment agreements, and those with employment agreements are bound only for a limited period of time. Further, we do not maintain "key man" life insurance policies on any of our executive officers or key personnel. If we are unable to retain our key personnel, we may be unable to successfully develop and implement our business plans.

Our principal stockholders have substantial influence over us and they may have interests different from your interests.

        Our principal stockholders, Ripplewood Partners L.P. and Freeman Spogli & Co., beneficially own over 50% of our outstanding common stock. In addition, these entities have entered into a shareholders agreement with several of our other stockholders, who collectively owned 17.8% of our common stock as of March 9, 2005, pursuant to which the other stockholders are required to vote their stock with Ripplewood and Freeman Spogli. In addition, Ripplewood and Freeman Spogli both have representatives that are members of our board of directors. As a result, these principal stockholders have the ability to control us and direct our affairs and business.

        Although Asbury Automotive Holdings is registering shares of common stock for sale from time to time through this prospectus, we do not know Asbury Automotive Holdings' specific future plans as to its holdings of our common stock and cannot give you any assurances that its actions will not negatively affect our common stock in the future. For example, Asbury Automotive Holdings has from time to time had discussions with our competitors regarding potential business combinations involving us. Any potential combination, as well as any sales of common stock pursuant to this prospectus, could lead to a change of control if an entity or a group of entities acquires a substantial percentage of our common stock, which in turn may lead to defaults under our credit facility and senior subordinated notes. If such defaults were to occur, the lenders under our credit facility and holders of our senior subordinated notes may declare all outstanding borrowings, together with accrued and unpaid interests on other fees, immediately due and payable.

        Pursuant to our shareholders agreement, the signatories are required to vote their shares in accordance with Asbury Automotive Holdings' instructions with respect to:

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  persons nominated by Asbury Automotive Holdings to our board of directors (and persons nominated in opposition to Asbury Automotive Holdings' nominees); and

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  any matter to be voted on by the holders of our common stock, whether or not the matter was proposed by Asbury Automotive Holdings.

Future changes in financial accounting standards or practices or existing taxation rules or practices may affect our reported results of operations.

        A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practices have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, any changes requiring that we record compensation expense in the statement of operations for employee stock options using the fair value method or changes in existing taxation rules related to stock options could have a significant negative effect on our reported results. The Financial Accounting Standards Board has announced a change to generally accepted accounting principles in the United States that will require us to record charges to earnings for employee stock option grants. This requirement will negatively impact our earnings in the future. For example, recording a charge for employee stock options granted through December 31, 2004 under Statement of Financial Accounting Standards No. 123 (revised 2004) "Accounting for Stock-Based Compensation," would have reduced our net income by $5.1 million for the year ended December 31, 2004.

General Risks Related to Investing in Our Common Stock

Concentration of voting power and anti-takeover provisions of our charter, bylaws, Delaware law and our dealer agreements may reduce the likelihood of any potential change of control.

        Ripplewood, through its control of Asbury Automotive Holdings, currently controls 53.8% of our common stock. Further, under the shareholders agreement, Ripplewood currently has the power to cause all signatories (who, together with Asbury Automotive Holdings, collectively owned 71.6% of our common equity as of March 9, 2005) to vote in favor of Asbury Automotive Holdings' nominees to our board of directors.

        This concentration of voting power and certain provisions of our charter and bylaws may have the effect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals that a shareholder might consider favorable. These provisions include:

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  providing that no more than one-third of the members of our board of directors stand for re-election by the shareholders at each annual meeting;

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  permitting the removal of a director from office only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all common stock outstanding;

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  vesting the board of directors with sole power to set the number of directors;

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  allowing a special meeting of the shareholders to be called only by a majority of the board of directors or by the chairman of our board of directors, either on his or her own initiative or at the request of shareholders collectively holding at least 50% of the common stock outstanding, by our president, by our chief executive officer or by a majority of our board of directors;

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  prohibiting shareholder action by written consent;

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  requiring the affirmative vote of the holders of at least 80% of the voting power of all common stock outstanding to effect certain amendments to our charter or by-laws; and

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  requiring formal advance notice for nominations for election to our board of directors or for proposing matters that can be acted upon at shareholders' meetings.

        In addition, Delaware law makes it difficult for shareholders who have recently acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors' wishes. Furthermore, our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without shareholder approval. Any series of preferred stock is likely to be senior to the common stock with respect to dividends, liquidation rights and, possibly, voting rights. Our board's ability to issue preferred stock may also have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of the common stock. Finally, restrictions imposed by some of our dealer agreements may impede or prevent any potential consensual or unsolicited change of control.

        Under the terms of the options granted under our 1999 option plan and our 2002 stock option plan, many option grants will fully vest and become immediately exercisable upon a change in control of us, which, together with severance arrangements and other change of control provisions contained in several of our employment agreements with our executives, may further deter a potential acquisition bid.

Shares eligible for future sale, including shares owned by Asbury Automotive Holdings, may cause the market price of our common stock to drop significantly, even if our business is doing well.

        The potential sale of substantial amounts of our common stock held by people and entities who were owners of our equity prior to our initial public offering, as well as our directors, officers and employees, in the public market in offerings pursuant to this prospectus or otherwise, may adversely affect the market price of the common stock, as these sales may be viewed by the public as an indication of an upcoming or recent occurring shortfall in the financial performance of our company. We currently have 32,600,821 shares of common stock outstanding (net of 1,586,587 treasury shares) (based on the number of shares outstanding as of March 9, 2005), including 17,550,743 shares owned by Asbury Automotive Holdings. Significant sales of our common equity by Asbury Automotive Holdings may cause the market price of our common stock to drop significantly.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy under the headings "Risk Factors" and "Plan of Distribution." These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things:

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  market factors,

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  our relationships with vehicle manufacturers and other suppliers,

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  risks associated with our substantial indebtedness,

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  risks related to pending and potential future acquisitions, and

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  general economic conditions both nationally and locally, and governmental regulations and legislation.

        There can be no guarantees our plans for future operations will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        All of the shares of our common stock offered by this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

        Our authorized capital stock consists of 90,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of March 9, 2005, there were 32,600,821 shares of our common stock outstanding (net of 1,586,587 treasury shares) and no shares of preferred stock outstanding.

        Common Stock.    Each holder of common stock is entitled to one vote per share of record on all matters to be voted on by the stockholders. Subject to the rights of any then outstanding shares of preferred stock, the holders of the common stock are entitled to such dividends as may be declared in the discretion of our board of directors out of funds legally available therefor. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The holders of common stock have no preemptive rights to purchase shares of our stock. Shares of our common stock are not subject to any redemption provisions and are not convertible into any other of our securities. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to the offering will be upon payment therefor, fully paid and non-assessable.

        Preferred Stock.    From time to time, our board of directors may authorize the issuance of preferred stock in one or more series. Subject to the provisions of our charter and limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions

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  to issue the shares,

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  to fix the number of shares and to change the number of shares constituting any series, and

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  to provide for or change the voting powers, designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the shareholders.

        One of the effects of having undesignated preferred stock is to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and protect the continuity of our management. Although it presently has no intention to do so, the board of directors could authorize the issuance of preferred stock that may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Certain Anti-takeover and Other Provisions of the Charter and Bylaws

        Limitations on Removal of Directors.    Shareholders may remove a director only for cause upon the affirmative vote of holders of at least 80% of the voting power of the outstanding shares of common stock. Our board of directors, and not our shareholders, have the right to appoint persons to fill vacant seats on our board of directors. In addition, our certificate of incorporation provides for a classified board of directors and the inability of stockholders to vote cumulatively for directors.

        Our Shareholders May Not Act by Written Consent.    Our corporate charter provides that any action required or permitted to be taken by our shareholders must be taken at a duly called annual or special shareholders' meeting. Special meetings of the shareholders may be called only by a majority of the board of directors or by the chairman of our board of directors, either on his or her own initiative or at the request of shareholders collectively holding at least 50% of the outstanding common stock.

        Advance Notice Procedures.    Our by-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. Our shareholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a shareholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our shareholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors, or by a shareholder who has given timely written notice to our secretary of such shareholder's intention to bring such business before such meeting. Under our shareholder notice procedure, for notice of shareholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 90th calendar day nor earlier than the 120th calendar day prior to the first anniversary of the preceding year's annual meeting, except that, in the event that the date of our annual meeting of shareholders is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of such annual meeting is first made by us.

        Notwithstanding the foregoing, in the event that the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of our increased board of directors at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our secretary not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our shareholder notice procedure, for notice of a shareholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

        In addition, under our shareholder notice procedure, a shareholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our by-laws.

        Notwithstanding the above, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders to present a nomination or business, the nomination will be disregarded and the proposed business will not be transacted, notwithstanding that proxies in respect of the vote may have been received by us.

        Amendment.    Our charter provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the charter relating to:

  •
  the number, election and term of our directors;

  •
  the nomination of director candidates and the proposal of business by shareholders;

  •
  the filling of vacancies; and

  •
  the removal of directors.

Our charter further provides that the related by-laws described above, including the shareholder notice procedure, may be amended only by our board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

        Business Combinations under Delaware Law.    We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested shareholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a merger, acquisition or other "business combination" (as defined in Section 203) with us for three years following the time that person becomes an interested shareholder unless:

  •
  before that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

  •
  upon completion of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

  •
  following the transaction in which that person became an interested shareholder, the business combination was approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested shareholder. Under Section 203, these restrictions also do not apply to specified types of business combinations proposed by an interested shareholder if:

  •
  the business combination proposed by the interested shareholder follows the announcement or notification of an extraordinary transaction involving us and a third person who was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of our directors; and

  •
  the extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested shareholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

        Shareholders Agreement.    We are party to a shareholder agreement with Asbury Automotive Holdings and some of the former owners of our dealership groups and members of their management teams. Asbury Automotive Holdings currently owns 53.8% of our common stock. The other parties to the shareholders agreement (who, together with Asbury Automotive Holdings, collectively own 71.6% of our common stock) are required to vote their shares in accordance with Asbury Automotive Holdings' instructions with respect to:

  •
  persons nominated by Asbury Automotive Holdings to our board of directors (and persons nominated in opposition to Asbury Automotive Holdings' nominees); and

  •
  any matter to be voted on by the holders of our common stock, whether or not the matter was proposed by Asbury Automotive Holdings.

These other parties have the right to cause Asbury Automotive Holdings to vote for at least one nominee of theirs to the board of directors if the total number of directors (excluding directors that are our employees) on the board of directors is six or less and at least two such nominees if such number of directors is more than six.

        Ripplewood's representatives on our Board of Directors are Timothy C. Collins and Ian K. Snow. We were formed in 1994 by then-current management and Ripplewood (formerly known as Ripplewood

Holdings L.L.C.), the general partner of Ripplewood. Mr. Collins founded Ripplewood in 1995 and continues to serve as its senior managing director and chief executive officer. Mr. Snow joined Ripplewood in 1995 and he is currently a managing director. Mr. Collins and Mr. Snow expressly disclaim beneficial ownership of any shares held by Ripplewood except to the extent of their pecuniary interest in them. Mr. Collins has served as a member of our Board of Directors since 1996 and Mr. Snow has served as member of our Board of Directors and the Chairman of our Compensation Committee since 1996 and as a member of the Governance and Nominating Committee since February 2005. Mr. Collins and Mr. Snow do not receive a retainer or fees for service on our Board of Directors or Compensation Committee.

        Each of the voting obligations in favor of Asbury Automotive Holdings and the certain other owners of our equity described above will terminate on the first to occur of:

  •
  March 13, 2007, the fifth anniversary of the date of our initial public offering;

  •
  two years after the first date on which Asbury Automotive Holdings' share of the ownership of our outstanding common stock falls below 20%; and

  •
  the first date on which Asbury Automotive Holdings' share of the ownership of our outstanding common stock falls below 5%.

        Pursuant to the shareholders agreement, we granted Asbury Automotive Holdings certain registration rights, in which we agreed that, subject to certain limitations, we would register for resale under the Securities Act of 1933, as amended, the shares of our common stock owned by them. This prospectus covers the offer and sale of up to 17,550,743 shares of our common stock by Asbury Automotive Holdings and 5,748,055 shares by other parties to the shareholders agreement.

        Pursuant to those registration rights provisions, we agreed to indemnify the selling stockholders against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement that we have filed relating to this offering or in this prospectus, other than liabilities arising from information supplied by the selling stockholders for use in connection with the registration statement or this prospectus. The selling stockholders have agreed to indemnify us against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement or in this prospectus to the extent that the misstatements or omissions were made in reliance upon written information furnished to us or by the selling stockholders expressly for use in connection with the registration statement or this prospectus.

        Under those registration rights provisions, in general, we are responsible for paying the expenses of registration (other than underwriting discounts and commissions on the sale of shares), including the fees and reasonable expenses of counsel to the selling stockholders.

Limitation of Liability of Officers and Directors—Indemnification

        Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their shareholders for monetary damages for breach of officers' and directors' fiduciary duties of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of our officers and directors to us or our shareholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer's or director's fiduciary duty in such capacity, except for liability (i) for any breach of the officer's or director's duty of loyalty to us or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the officer and director derived an improper personal benefit.

Transfer Agent and Registrar

        The transfer agent and registrar of the common stock is EquiServe Trust Company, N.A.

SELLING STOCKHOLDERS

        The following table sets forth, as of the date of this prospectus, the names of the persons that may be selling stockholders under this prospectus and the maximum number of shares of common stock that each such person may sell using this prospectus based on the number of shares they owned on March 9, 2005. Each sale of shares by any selling stockholder may, if required, be accompanied by a supplement to this prospectus setting forth the name of the selling stockholder using that prospectus supplement, the number of shares being sold and a supplemental plan of distribution describing the specific manner of sales of those shares.

        We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before March 9, 2005. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon consummation of any sales.

	Common Stock Covered by this Prospectus
Name of Beneficial Owner
	Shares	Percent(15)
Ripplewood Partners L.P.(1)	8,954,900	27.5%
Freeman Spogli & Co.(2)(3)	8,595,843	26.4%
Asbury Automotive Holdings L.L.C. (1)(2)	17,550,743	53.8%
John R. Capps	383,200	1.2%
Charles (C.B.) Tomm & Anita deSaussure Tomm, Tenants by the Entireties(4)	125,100	*
Luther W. Coggin Revocable Trust u/a/d 12/13/94, Luther Coggin, Trustee(5)	249,756	*
Michael Kearney(6)	56,647	*
Noel Daniels(7)	38,750	*
SLT/TAG Inc.(8)	385,900	1.2%
DMCD Autos Irving, Inc.(9)	754,867	2.3%
DMCD Autos Houston, Inc.(9)	174,326	*
Robert E. Gray	329,378	1.0%
Gibson Family Partnership LP(10)	33,840	*
Steven Inzinna	19,375	*
JIW Enterprises, Inc.(11)	1,280,037	3.9%
JIW Fund I LLC(11)	117,554	*
Thomas F. McLarty III(12)	454,114	1.4%
C.V. Nalley III(13)	1,035,759	3.2%
Clarence V. Nalley III(13)	225,000	*
The 2004 Nalley Annuity Trust(13)	100,000	*
Nancy D. Noble(14)	41,099	*

*
Less than 1%.

(1)
Represents shares owned by Asbury Automotive Holdings L.L.C. Ripplewood Partners L.P. is the owner of approximately 51% of the membership interests of Asbury Automotive Holdings L.L.C. and is deemed to be a member of a group that owns the shares of Asbury Automotive Holdings L.L.C., and is a party to the shareholders agreement described in "Description of Capital Stock—Certain Anti-takeover and Other Provisions of the Charter and Bylaws—Shareholders Agreement". The address of Ripplewood Partners, L.P. is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. Under the terms of the Shareholders Agreement, Ripplewood Partners L.P., through its control over Asbury Automotive Holdings L.L.C., has voting control over 71.6% of our outstanding common stock prior to any offering pursuant to this prospectus.

(2)
Represents shares owned by Asbury Automotive Holdings L.L.C., FS Equity Partners III, L.P., FS Equity Partners International L.P. and FS Equity Partners IV, L.P., investment funds affiliated with Freeman Spogli & Co., are the owners of approximately 49% of the membership interests of Asbury Automotive Holdings L.L.C. and are deemed to be members of a group that own the shares of Asbury Automotive Holdings L.L.C., and are parties to the shareholders agreement described in "Description of Capital Stock—Certain Anti-takeover and Other Provisions of the Charter and Bylaws—Shareholders Agreement." The business address of Freeman Spogli & Co., FS Equity Partners III, FS Equity Partners IV is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International L.P. is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

(3)
Address: c/o Freeman Spogli & Co. Inc. at 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

(4)
Does not include 83,939 shares issuable upon the exercise of options, all of which are exercisable within 60 days of March 9, 2005. Mr. Tomm is one of our directors.

(5)
Represents 249,756 shares held by a family trust for the benefit of Luther W. Coggin. Charles B. Tomm is the trustee of this trust and disclaims any beneficial ownership of the shares held by the trust. The address of The Luther W. Coggin Revocable Trust is c/o Coggin Automotive Group, 4306 Pablo Oaks Court, Jacksonville, Florida 32224.

(6)
Does not include 83,939 shares issuable upon the exercise of options, all of which are exercisable within 60 days of March 9, 2005. Mr. Kearney's address is c/o Crown Automotive Group, 3633-C West Wendover Avenue, Greensboro, North Carolina 27407.

(7)
Does not include 6,894 shares issuable upon the exercise of options, all of which are exercisable within 60 days of March 9, 2005.

(8)
Address: c/o Morris Galen, Tonkon Torp L.L.P., 1600 Pioneer Tower, 888 SW Fifth Ave., Portland, Oregon 97204.

(9)
Includes 754,867 shares of common stock held by DMCD Autos Irving, Inc. and 174,326 shares of common stock held by DMCD Autos Houston, Inc. Address: c/o McDavid Auto Group, 3600 West Airport Freeway, Irving, Texas, 75062.

(10)
Thomas R. Gibson and Sophie H. Gibson are general partners of Gibson Family Partnership, L.P. Does not include 90,909 shares issuable to Mr. Gibson, individually, upon exercise of options, all of which are exercisable within 60 days of March 9, 2005.

(11)
Represents 117,554 shares owned by JIW Fund I LLC and 1,280,037 shares owned by JIW Enterprises, Inc. Jeffrey I. Wooley, one of our directors, is a principal of JIW Fund I LLC and JIW Enterprises, Inc., and beneficially owns the shares held by these entities.

(12)
Mr. McLarty is one of our directors.

(13)
Represents 1,260,759 shares owned by Clarence V. Nalley, III as an individual and 100,000 shares owned by The 2004 Nalley Annuity Trust, of which Mr. Nalley is the trustee. The address of Mr. Nalley and The 2004 Nalley Annuity Trust is c/o Nalley Companies, 87 West Paces Ferry Road, Atlanta, Georgia 30305.

(14)
Does not include 12,606 shares issuable upon the exercise of options, all of which are exercisable within 60 days of March 9, 2005.

(15)
Based on 32,600,821 shares of our common stock outstanding (net of 1,586,587 treasury shares) as of March 9, 2005.

PLAN OF DISTRIBUTION

        The selling stockholders may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling stockholders of the securities. See "Use of Proceeds". We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and reasonable fees of counsel to the selling stockholders. We estimate those fees and expenses to be approximately $750,000. The selling stockholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

        The selling stockholders may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •
  in privately negotiated transactions;

  •
  through broker-dealers, who may act as agents or principals;

  •
  in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  through one or more underwriters on a firm commitment or best-efforts basis;

  •
  directly to one or more purchasers;

  •
  through agents; or

  •
  in any combination of the above.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

  •
  purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers.

        At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

        In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

        The selling stockholders may enter into derivative transactions with third parties, or sell shares of common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase shares of common stock under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and the selling stockholders, to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act.

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Certain of the underwriters or their affiliates have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to Asbury and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

        Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to that registration statement. For further information with respect to us and the common stock, we refer you to the registration statement and its exhibits. We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.asburyauto.com. With the exception of the documents we file with the Securities and Exchange Commission, the information contained on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

        We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) until all of the shares of common stock offered by this prospectus are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

  •
  Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005;

  •
  Current Reports on Form 8-K filed on January 13, 2005, February 4, 2005, February 28, 2005, March 16, 2005, March 22, 2005 and March 24, 2005; and

  •
  The description of our capital stock is contained in the Registration Statement on Form S-1 dated March 13, 2002.

        Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supercedes the statement. Any such statement or document so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Asbury Automotive Group, Inc.
622 Third Avenue
37th Floor
New York, New York 10017
Telephone: (212) 885-2500

VALIDITY OF THE SHARES

        The validity of the shares of common stock offered hereby will be passed upon for us by Lynne A. Burgess, our general counsel.

EXPERTS

        The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 14, 2005, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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MANUFACTURER DISCLAIMER
ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS
OUR COMPANY
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
SELLING STOCKHOLDERS
UNDERWRITING
INCORPORATION BY REFERENCE
VALIDITY OF THE SHARES
EXPERTS
TABLE OF CONTENTS
MANUFACTURER DISCLAIMER
Our Company
RISK FACTORS
Risk Factors Related To Our Dependence On Vehicle Manufacturers
Risks Related To Our Acquisition Strategy
Risks Related To Competition
Risks Related To The Automotive Industry
Other Risks Related To Our Business
General Risks Related to Investing in Our Common Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE
VALIDITY OF THE SHARES
EXPERTS